Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

		Aug-03	Jul-03	Jun-03
Yield		16.37%	15.59%	15.98%
Less:	Coupon	1.96%	1.96%	1.97%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.57%	5.41%	5.21%
Excess Spread		7.34%	6.72%	7.30%

Three Month Average Excess Spread		7.12%	6.80%	6.83%

Delinquency:
	30 to 59 days	1.20%	1.22%	1.25%
	60 to 89 days	0.85%	0.85%	0.86%
	90 + days	1.85%	1.87%	1.84%
	Total	3.90%	3.94%	3.95%

Payment Rate		19.55%	18.24%	18.34%